Exhibit 99.1

Contact: Patricia Ochal, Chief Financial Officer (702) 966-7400

NEWS RELEASE

Western Liberty Bancorp Reports 2011 Financial Results

Tangible Book Value Increased to $5.60 per Share Following Share Repurchases

Las Vegas, NV — February 13, 2012—Western Liberty Bancorp, Inc. (NASDAQ: WLBC), the holding company for Service1st Bank of Nevada (Service1st Bank) and Las Vegas Sunset Properties (LVSP), today reported its tangible book value per increased to $5.60 from $5.54 in the prior quarter. Western Liberty also reported it lost $14.2 million, or $0.96 per share, in 2011, following an $8.7 million provision for loan losses for the year and a third quarter non-cash charge of $5.6 million for goodwill impairment which was partially offset by the $1.8 million reduction in the fair value of the contingent consideration liability related to the Service1st acquisition. All financial results for 2011 are unaudited.

For the fourth quarter of 2011, the net loss totaled $2.4 million, or $0.17 per share, which includes a $1.3 million provision for loan losses. Before the acquisition of Service1st Bank on October 28, 2010, Western Liberty had no operating entity. Consequently the comparisons for the year ago periods, reflect only two months of operations of Service1st Bank.

“To expedite the resolution of nonperforming assets, we formed a new wholly-owned subsidiary, Las Vegas Sunset Properties (LSVP), and transferred $4.0 million in foreclosed properties into LVSP from Service1st Bank in the fourth quarter of 2011,” said William Martin, Chief Executive Officer. “In January, we also moved $11.5 million in nonperforming loans (NPLs) to LVSP. Following the January transfer of NPLs, the Bank’s ratio of classified assets to Tier 1 capital plus reserves improved to 48.4%.

“With our extremely strong capital levels, we repurchased 934,987 shares during the fourth quarter at an average cost of $2.34 per share, bringing total shares repurchased during the second half of the year to 1.6 million at an average cost of $2.59 per share,” Martin continued.

Western Liberty Reports 2011 Financial Results

February 13, 2012

“While the national and local economic indicators are starting to improve, we are continuing to see asset quality decline, although at a slower pace than in past quarters,” said Patricia Ochal, Chief Financial Officer. Nonaccrual loans increased to $24.1 million, of which $15.9 million are loans that have been modified or restructured. During the year, these troubled debt restructured (TDR) loans were written down to $14.6 million from $20.0 million, and $1.9 million of the TDR’s are paying on time. “As a result of the decline in asset quality, we are increasing our allowance for loan losses, which was eliminated last year under fair value accounting standards during the merger. Consequently, the allowance for loans losses is now 2.85% of total portfolio loans.”

Financial Highlights (at or for the quarter ended December 31, 2011)

•	Service1st Bank has exceptionally strong capital ratios with Tier 1 Capital/Total risk-weighted assets of 28.4%.

•	Western Liberty also has exceptionally strong capital ratios with Tier 1 Capital/Total risk-weighted assets of 70.4%.

•	Tangible book value increased to $5.60 per share, based on 13,466,535 shares outstanding.

•	Total cash and cash equivalents held by Western Liberty is $89.4 million, of which $29.3 million is at the holding company level and $12.9 million is at LVSP.

•	Noninterest bearing deposits accounted for 42% of total deposits and core deposits (excluding time certificates of $100,000 or more) are 78% of total deposits.

•	Western Liberty repurchased 1,574,400 shares at an average cost of $2.59 as of December 31, 2011.

Nevada Economic Update

“As shown below, a variety of measures show that Nevada economic activity began a slow recovery in 2011,” said Stephen P. A. Brown, PhD, Director, Center for Business and Economic Research at the University of Nevada, Las Vegas in his January 25th Economic Outlook. “The Nevada economy should continue to see improvement in 2012 and 2013. The gains will be stronger in the second half of 2012 than in the first, and the gains in 2013 will be stronger than in 2012.”

Western Liberty Reports 2011 Financial Results

February 13, 2012

	September 30,	September 30,	September 30,	September 30,
Nevada Economic Indicators (percent change)	2010	2011	2012	2013
So. Nevada Visitor Volume	2.7%	4.8%	5.1%	5.3%
NV Gross Gaming Revenue	1.0%	2.9%	4.3%	4.5%
So. Nevada Hotel Rooms	0.0%	0.7%	-0.1%	0.2%
NV Population	0.5%	0.2%	0.8%	1.2%
NV Employment	-2.8%	0.1%	1.0%	1.5%
NV Unemployment Rate*	14.9%	12.6%	11.9%	9.6%
NV Personal Income	1.8%	3.9%	4.2%	4.5%
NV Housing Permits	15.2%	-9.4%	3.8%	5.0%

Note: *Unemployment rate in December.

Sources: Las Vegas Convention and Visitors Authority; State of Nevada Gaming Control Board; Nevada State

Demographer; Nevada Department of Employment, Training and Rehabilitation; Federal Reserve Bank of St. Louis;

Center for Business and Economic Research, UNLV.

“To sum it up, the Nevada economy has begun a long-awaited recovery,” Brown continued. “Because the Nevada economy is heavily dependent on tourism, its outlook is tied to the growth of the U.S. and western states’ economies. Nevada cannot look to real estate for its economic growth right now. Diversification will pay dividends in the future.

“We are already seeing a recovery in tourism — particularly in Southern Nevada. Continued gains can be expected to continue into 2012 and 2013. The national economy is on a path for a gradual acceleration of economic growth over the next few years. As the recoveries in the United States and western states’ economies advance, they will further stimulate Southern Nevada tourism.”

Additional reports on the Nevada economy can be found on the CBER website, which can be found at http://cber.unlv.edu. Sources: http://business.unlv.edu/wp-content/uploads/2011/03/CBERonNevadaEconomy-Jan2012.pdf

Balance Sheet Review

Western Liberty’s total assets declined 4% to $198.3 million at December 31, 2011, from $206.1 million at September 30, 2011, and fell 23% from $257.5 million from a year ago. Total loans were $101.9 million at December 31, 2011, compared to $101.8 million at September 30, 2011, and $106.3 million at December 31, 2010. Commercial real estate loans accounted for 57% and commercial and industrial loans comprised 35% of the loan portfolio. Construction and land development loans accounted for 3% and residential real estate loans were 5% of total loans at year end. Of the total loan portfolio, 65% is secured by real estate and 32% of the commercial real estate loan portfolio is owner occupied. Half of the loan portfolio is adjustable rate loans, with most of these loans indexed to the national prime rate with interest rate floors above the current prime rate index.

Western Liberty Reports 2011 Financial Results

February 13, 2012

Western Liberty’s deposits totaled $121.2 million at December 31, 2011, with 42% in noninterest bearing demand accounts. At September 30, 2011, total deposits were $124.8 million, compared to $160.3 million at December 31, 2010. “Our core deposit base continues to be almost completely local deposits, with no brokered or internet funding in the mix,” said Martin.

“We had two nonrecurring balance sheet adjustments, one asset and one liability, that significantly impacted the income statement this year,” said Ochal. “Based on the current economic climate, our overall performance, and the market value of our shares, we determined that it was appropriate to completely write down the $5.6 million of goodwill carried on our balance sheet. In addition, we eliminated the contingent liability associated with the merger, generating noninterest income of $1.8 million.”

Total shares outstanding were 13.5 million at year end reflecting the recent share repurchase program. Shareholders’ equity was $76.0 million at the end of December compared to $80.7 million at the end of September and $93.8 at the end of December 2010. Tangible book value per share was $5.60 at year end from $5.54 in the preceding quarter and $5.79 a year ago.

Asset Quality

Nonperforming assets totaled $28.1 million, or 14.2% of total assets at December 31, 2011, compared to $23.0 million, or 11.2% of total assets at September 30, 2011, and $13.8 million, or 5.4% of total assets at December 30, 2010. Loans measured for impairment, which include nonperforming loans as well as loans that continue to perform but have some identified weakness, totaled $26.3 million, or 25.8% of the loan portfolio.

Activity in the allowance for loan losses was as follows:

Allowance for Loan Losses

($ in 000s) unaudited

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
		Commercial	Residential		Construction /
	Commercial	RE	RE	Consumer	Land	Total
Beginning Balance 12/31/2010	36	—	—	—	—	36
Provision	3,901	4,293	15	—	508	8,717
Recoveries	268	2	4	—	300	574
Loan Charge-offs	(1,935)	(3,873)	—	—	(600)	(6,408)

Ending Balance 12/31/2011	2,270	422	19	—	208	2,919

Western Liberty Reports 2011 Financial Results

February 13, 2012

Review of Operations

Net interest income, before the provision for loan losses, increased 20% to $1.8 million in the fourth quarter of 2011, from $1.5 million in the preceding quarter. For the full year, net interest income, before the provision for loan losses was $9.0 million compared to $1.4 million in 2010. The increase in net interest income in 2011 is primarily a result of having only two months of operations for 2010. Discount accretion contributed $3.6 million to interest income in 2011 compared to $436,000 in 2010.

Western Liberty’s provision for loan losses was $1.3 million for the fourth quarter of 2011, compared to $1.7 million in the third quarter of 2011. Provision for loan losses was $8.7 million for the year ended December 31, 2011.

During the fourth quarter other operating income was $117,000 and $2.4 million in the full year of 2011, which included the $1.8 million in contingent consideration liability reduction. Noninterest expense for the fourth quarter of 2011 declined to $3.0 million from $8.7 million, which included the $5.6 million goodwill impairment charge in the third quarter of 2011. For the year, noninterest expense was $16.9 million compared to $9.1 million in 2010, which only included two months of operations.

In addition, the bank recorded a $111,000 impairment on its other real estate owned (OREO) during the fourth quarter of 2011.

About Western Liberty Bancorp

Western Liberty Bancorp is a Nevada bank holding company which conducts operations through Service1st Bank of Nevada, its wholly-owned banking subsidiary, and its newly created wholly-owned subsidiary Las Vegas Sunset Properties. Service1st Bank operates as a traditional community bank and provides a full range of deposit, lending and other banking services to locally-owned businesses, professional firms, individuals and other customers from its headquarters and two retail banking facilities located in the greater Las Vegas area. Services provided include basic commercial and consumer depository services, commercial working capital and equipment loans, commercial real estate loans, and other traditional commercial banking services. Primarily all of the bank’s business is generated in the Nevada market.

www.wlbancorp.com

Western Liberty Reports 2011 Financial Results

February 13, 2012

FORWARD LOOKING STATEMENTS

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Western Liberty or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy, as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Selected Consolidated Financial Highlights

	September 30,	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands, except per share data)	December 31,	September 30,	June 30,	March 31,	December 31,
(Unaudited)	2011	2011	2011	2011	2010
Per Share data:
Book Value	$5.65	$5.58	$5.91	$6.21	$6.22
Tangible Book Value	$5.60	$5.54	$5.48	$5.78	$5.79

Selected Balance Sheet Data:
Total Assets	$198,290	$206,140	$223,343	$228,791	$257,546
Cash and cash equivalents	89,353	95,004	103,426	90,443	103,227
Gross loans, including net	101,861	101,776	101,533	102,207	106,259
deferred loan costs
Allowance for loan losses	2,919	3,005	4,404	1,290	36
Deposits	121,226	124,783	131,585	131,813	160,286
Stockholders’ equity	76,041	80,673	89,099	93,558	93,829

Capital Ratios:
Tier 1 equity to average assets	25.70%	28.40%	31.40%	33.00%	30.50%
Tier 1 Risk-Based Capital ratio	70.37%	73.60%	70.10%	70.60%	68.40%
Total Risk-Based Capital ratio	71.59%	74.80%	71.30%	71.70%	68.80%

Western Liberty Reports 2011 Financial Results

February 13, 2012

Consolidated Balance Sheet

	September 30,	September 30,	September 30,

(Dollars in thousands, except per share data)	December 31,	September 30,	December 31,
(Unaudited)	2011	2011	2010

Assets:
Cash and due from banks	$11,227	$4,815	$11,675
Money market funds	100	100	52,206
Interest-bearing deposits in banks	78,026	90,089	39,346

Cash and cash equivalents	89,353	95,004	103,227

Certificates of deposits	—	246	26,889
Securities, available for sale	472	773	1,819
Securities, held to maturity	2,031	3,631	5,314
Loans:
Construction, land development and other land	3,417	3,582	5,923
Commercial real estate	58,252	52,058	54,975
Residential real estate	4,704	4,674	9,247
Commercial and industrial	35,417	41,373	35,946
Consumer	30	69	131
Plus: net deferred loan costs	41	20	37

Total loans	101,861	101,776	106,259
Less: allowance for loan losses	(2,919)	(3,005)	(36)

Net loans	98,942	98,771	106,223
Premises and equipment, net	818	927	1,228
Other real estate owned, net	4,008	4,119	3,406
Goodwill, net	—	—	5,633
Other intangibles, net	670	695	768
Accrued interest receivable and other assets	1,996	1,974	3,039

Total assets	$198,290	$206,140	$257,546

Liabilities:
Demand deposits, noninterest bearing	$50,488	$52,770	$67,087
NOW and money market	37,306	32,301	56,509
Savings deposits	735	599	1,273
Time deposits $100,000 or more	26,479	31,926	30,498
Other time deposits	6,218	7,187	4,919

Total deposits	121,226	124,783	160,286
Contingent consideration	—	—	1,816
Accrued interest and other liabilities	1,023	684	1,615

Total liabilities	122,249	125,467	163,717

Shareholders’ Equity:
Common stock	1	1	1
Additional paid-in capital	117,846	117,728	117,317
Accumulated deficit	(37,717)	(35,361)	(23,489)
Treasury stock	(4,094)	(1,696)	—
Accumulated other comprehensive gain/(loss), net	5	1	—

Total shareholders’ equity	76,041	80,673	93,829

Total liabilities and stockholders’ equity	$198,290	$206,140	$257,546

Western Liberty Reports 2011 Financial Results

February 13, 2012

Consolidated Income Statement

	September 30,	September 30,	September 30,	September 30,	September 30,
	Three Months Ended				Twelve Months Ended
(Dollars in thousands, except per share data)	December 31,	September 30,	June 30,	March 31,	December 31,
(Unaudited)	2011	2011	2011	2011	2011
Interest Income:
Interest and fees on loans	$1,866	$1,587	$2,018	$3,782	$9,253
Interest on securities, taxable and other	66	60	68	66	260

Total interest and dividend income	1,932	1,647	2,086	3,848	9,513
Interest Expense:
Interest expense on deposits	122	123	127	112	484

Net interest income	1,810	1,524	1,959	3,736	9,029
Provision for loan losses	1,287	1,718	4,348	1,364	8,717

Net interest income (loss) after provision for loan losses	523	(194)	(2,389)	2,372	312

Other Operating Income:
Service charges	69	77	78	78	302
Contingent consideration recovery	0	1,816	—	—	1,816
Other	48	84	114	43	289

Total other operating income	117	1,977	192	121	2,407

Other Operating Expense:
Salaries and employee benefits	861	823	765	793	3,242
Occupancy, equipment and depreciation	377	365	374	374	1,490
Computer service charges	72	71	74	77	294
Federal deposit insurance	132	111	129	152	524
Legal and professional fees	837	341	520	936	2,634
Advertising and business development	12	17	48	20	97
Insurance	73	73	67	71	284
Telephone	19	19	17	26	81
Printing and supplies	24	30	87	142	283
Director fees	76	51	49	49	225
Stock-based compensation	119	131	138	141	529
Provision for unfunded commitments	31	48	(203)	(133)	(257)
Oreo property impairment	111	686	—	—	797
Goodwill impairment	0	5,633	—	—	5,633
Other	252	251	334	254	1,091

Total other operating expense	2,996	8,650	2,399	2,902	16,947

Net loss	$(2,356)	$(6,867)	$(4,596)	$(409)	$(14,228)

Basic EPS	$(0.17)	$(0.46)	$(0.30)	$(0.03)	$(0.96)
Diluted EPS	$(0.17)	$(0.46)	$(0.30)	$(0.03)	$(0.96)
Average basic shares	14,278,467	15,058,383	15,088,023	15,088,023	14,878,224
Average diluted shares	14,278,467	15,058,383	15,088,023	15,088,023	14,878,224

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Note Transmitted on Business Wire on February 13, 2012, at 5:30a.m. Pacific Standard Time.